Exhibit 10.1

STOCK REPURCHASE AGREEMENT

This Stock Repurchase Agreement (this “Agreement”) is made as of the 5th day of November, 2010, by and among GT Solar International, Inc., a Delaware corporation (the “Company”) and GT Solar Holdings, LLC, a Delaware limited liability company (the “Seller”).

WHEREAS, the Seller owns the number of shares of Company common stock, par value $.01 per share (the “Common Stock”), set forth opposite the Seller’s name on Schedule I hereto;

WHEREAS, the Seller wishes to transfer and sell to the Company, and the Company wishes to repurchase from the Seller the number of shares of Common Stock (the “Shares”) set forth opposite the Seller’s name and classified as the Total Shares on Schedule II hereto, on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and for good and valuable consideration, the parties hereto agree as follows:

1.             Purchase and Sale of Shares

(a)       At the Closing (as defined below), and subject to the terms and conditions hereof, the Seller will transfer to the Company, and the Company will repurchase from the Seller, all of the Shares.  In connection with such transfer, the Seller will cause the Shares to be sold by the Seller to be transferred to the Transfer Agent on behalf of the Company (as provided in Section 2(a), below).  In exchange for the transfer of the Shares, the Company will pay the Seller a per Share price of $7.6606, or an aggregate of $203,004,668 (the “Repurchase Consideration”); provided, however, that in no event shall the per Share price paid to the Seller for the Shares exceed the price per share pursuant to which the Seller transfers and sells up to 7,000,000 shares of the Company’s Common Stock to the Bank Investors (as defined below) on the date of or the date immediately following the Closing.

(b)       The closing of the purchase and sale of the Shares (the “Closing”) shall take place on November 12, 2010 at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199, or at such other time or place as the parties shall mutually agree.

2.             Deliveries at Closing.

(a)       The Seller shall cause the Shares to be transferred to Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services) (the “Transfer Agent”) on behalf of the Company by book entry accompanied by a medallion signature guarantee.

(b)       The Company shall deliver or cause to be delivered to the Seller:

(i)            On the date of Closing, the portion of the Repurchase Consideration attributable to those Shares classified as Firm Shares on Schedule II hereto, to be paid by check or wire transfer in immediately available funds to an account designated by the Seller.

(ii)           On or prior to December 10, 2010 (the “Deferred Payment Date”), the portion of the Repurchase Consideration attributable to those Shares classified as Incremental Shares on Schedule II hereto, to be paid by check or wire transfer in immediately available funds to an account designated by the Seller (“Deferred Payment”).  The Deferred Payment amount shall not bear interest between the date of Closing and the Deferred Payment Date but shall bear interest thereafter (in an amount equal to the prime rate as published in the Wall Street Journal on the date of the Closing) if the Company defaults in its obligation to make the Deferred Payment by the Deferred Payment Date.

3.             Company Representations.  In repurchasing the Shares, the Company acknowledges, represents and warrants to the Seller that:

(a)       The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Company has the corporate power, capacity and authority to enter into, execute, deliver and perform its obligations under this Agreement.

(b)       This Agreement has been duly authorized by the Company, acting through a special committee of the Board of Directors of the Company established for the purpose of reviewing the transactions contemplated by this Agreement and comprised solely of disinterested directors, has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(c)       The repurchase of the Shares by the Company will not conflict with, result in a material breach or violation of, or constitute a default under, any law applicable to the Company or the charter documents of the Company or other agreement or instrument to which the Company is a party or bound, or any judgment, order or decree applicable to the Company of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company.

(d)       No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by the Company of the repurchase of the Shares hereunder.

(e)       Except for the express representations and warranties contained in this Agreement, none of the Seller, nor any of its affiliates, attorneys, accountants and financial and other advisors, has made any representations or warranties to the Company.

4.             Seller Representations.  The Seller acknowledges, represents and warrants to the Company that:

(a)       The Seller is a limited liability company validly existing and in good standing under the laws of the State of Delaware.  The Seller has full limited liability company power, capacity and authority to enter into, execute, deliver and perform its obligations under this Agreement.

(b)       This Agreement has been duly authorized, executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

(c)       The Seller is the record and beneficial owner of the shares of the Company’s Common Stock set forth opposite the Seller’s name on Schedule I, and upon the Closing will transfer to the Company good and marketable title to all of the Shares owned by the Seller, free and clear of any liens, claims, security interests, restrictions, options or other encumbrances of any kind.  The Seller has not granted any option of any sort with respect to the Shares owned by the Seller or any right to acquire the Shares owned by the Seller or any interest therein other than to the Company under this Agreement.

(d)       The transfer and sale of the Shares owned by the Seller will not conflict with, result in a breach or violation of, or constitute a default under, any law applicable to the Seller or the certificate of formation or limited liability company agreement of the Seller or the terms of any indenture or other agreement or instrument to which the Seller is a party or bound, or any judgment, order or decree applicable to the Seller of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Seller.

(e)       No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by the Seller of the sale of the Shares owned by the Seller to the Company hereunder.

(f)        The Seller has independently investigated and evaluated the value of the Shares it owns and has received from the Company, among other information, information regarding the Company’s results of operations for the quarter ended October 2, 2010 and certain projections regarding the Company’s future financial performance.  The Seller has had full opportunity to ask questions of the Company related thereto.  Based upon its independent analysis, together with information obtained from sources other than the Company and its affiliates, the Seller has reached its own business decision to effect the sale of Shares owned by the Seller contemplated hereby.

(g)       The Seller is sophisticated and capable of understanding and appreciating, and does understand and appreciate, that future events may occur that could increase the price of the Shares, and that the Seller would be deprived of the opportunity to participate in any gain that might have resulted if the Seller had not transferred the Shares owned by the Seller to the Company hereunder.

(h)       The Seller has not engaged any investment banker, broker, or finder in connection with the repurchase of Shares hereunder and no broker’s or similar fee is payable by the Seller or any of its affiliates in connection with the transfer of the Shares owned by the Seller hereunder.

(i)        The Seller has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise, stabilization or manipulation of the price of any security of the Company in connection with the transfer of the Shares owned by the Seller hereunder.

(j)        Except for the express representations and warranties contained in this Agreement, none of the Company, nor any of its affiliates, attorneys, accountants and financial and other advisors, has made any representations or warranties to the Seller.

5.             Conditions to the Company’s Obligations.

(a)           The obligations of the Company under Section 1 to purchase the Shares at the Closing from the Seller are subject to the fulfillment as of the Closing of each of the following conditions unless waived by the Company in accordance with Section 10(f):

(i)            Representations and Warranties.  The representations and warranties of the Seller contained in Section 4 shall be true and correct in all material respects on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

(ii)           Performance.  The Seller shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by them on or before the date of the Closing.

(iii)          Delivery of Shares.  The Seller shall have caused the Shares to be delivered to the Transfer Agent on behalf of the Company, free and clear of any liens, claims or encumbrances, along with all stock powers, assignments or any other documents, instruments or certificates necessary for a valid transfer.

(iv)          Board Resignation.  J. Bradford Forth and R. Chad Van Sweden shall have tendered their resignations to the Company’s Board of Directors on the date hereof which resignations shall be effective as of the Closing.

6.             Conditions to the Seller’s Obligations.

(a)           The obligations of the Seller under Section 1 to sell the Shares at the Closing are subject to the fulfillment as of the Closing of each of the following conditions unless waived by the Seller in accordance with Section 10(f):

(i)            Representations and Warranties. The representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

(ii)           Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of the Closing.

(iii)          Concurrent Sale.  The concurrent sale of up to seven million (7,000,000) shares of the Company’s Common Stock by the Seller pursuant to Rule 144 or otherwise to or through one or more investment banks (or their affiliated entities) (each, a “Bank Investor” and collectively, the “Bank Investors”) shall have occurred such that OCM/GFI Power Opportunities Fund II, L.P. and OCM/GFI Power Opportunities Fund II (Cayman), L.P. (collectively, the “Power Funds”) do not beneficially own more than 9.8% of the Company’s Common Stock outstanding immediately following the sale of the Repurchase Shares to the Company and the sale of common shares to such Bank Investors.

7.             Concurrent Sale Limitation.  The Seller agrees that it shall sell no more than seven million (7,000,000) shares of the Company’s Common Stock to the Bank Investors on or prior to November 12, 2010.

8.             Other Repurchases.  The Company shall not purchase shares of the Company’s Common Stock (other than the Shares) before the six month anniversary of the date of Closing, if the effect of such purchase or purchases would be to increase the aggregate beneficial ownership of the Power Funds of shares of the Company’s Common Stock, determined under Section 16 of the Exchange Act, to greater than ten percent (10%) of the shares of the Company’s Common Stock outstanding.

9.             Registration Rights.  The Company agrees to maintain its current registration statement with respect to the sale of Common Stock effective and available for use for ninety calendar days after the Closing by the Seller or the Power Funds for the resale of the shares of Common Stock held by the Seller or the Power Funds following Closing and agrees to file promptly upon request any amendment to such registration statement and to take such further action as may be required to add the Power Funds as selling stockholders thereunder and to maintain such amended registration statement effective and available for use by the Power Funds through the ninetieth calendar day following the Closing (the “Continuing Registration”).  The Company and the Seller agree to take such action as may be necessary to cause the Amended and Restated Registration Rights Agreement, dated as of July 1, 2008, among the Company and the persons on the signature page thereto (“Registration Rights Agreement”), to terminate ninety-one (91) calendar days after the date of Closing; provided, however, that from the date hereof to the termination date of the Registration Rights Agreement, the parties hereto agree that the Company shall not be required to (i) pay any fees or expenses (including Registration Expenses, as that term is defined in the Registration Rights Agreement) in connection with the Continuing Registration other than the fees and expenses of its own legal counsel and its accountants or (ii) make its senior executives available for participation in any “roadshow” or similar meeting with potential investors.  After the date hereof, the Seller hereby agrees that it shall bear all Registration Expenses associated with the Continuing Registration (other than the fees and expenses of the Company’s legal counsel and the Company’s accountants).

10.           Miscellaneous.

(a)       This Agreement contains the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supercedes any and all prior agreements related to the subject matter hereof.  This Agreement is executed without reliance upon any promise, warranty or representation by any party or any representative of any party other than those expressly contained herein.  The respective agreements, representations, warranties and other statements of the Company and the Seller, as set forth in this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Company or the Seller or any of their respective officers, directors or affiliates, and shall survive delivery of and payment for the Shares.  This Agreement may not be assigned by the Seller without the written consent of the Company and any such assignment without its written consent shall be void.

(b)       Each of the parties hereto acknowledge and agree that they shall each bear their own respective costs in connection with the negotiation and finalization of this Agreement and the consummation of the transactions as contemplated by this Agreement, including, but not limited to any costs of legal counsel in connection therewith.

(c)       This Agreement may be amended only by written agreement among the parties hereto.

(d)       Each party agrees to execute any additional documents and to take any further action as may be necessary or desirable in order to implement the transactions contemplated by this Agreement.

(e)       This Agreement shall be governed by and construed under the domestic, substantive laws of the State of New York (without giving effect to any conflict of law or other aspect of New York law that might result in the application of any law other than that of the State of New York).

(f)        It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

(g)       This Agreement may be executed in one or more counterparts, each of which constitutes an original and is admissible in evidence, and all of which constitute one and the same agreement.

(h)       Each party shall bear its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

GT SOLAR INTERNATIONAL, INC.

By:	/s/ TOM GUTIERREZ
Name: Tom Gutierrez
Title: President and Chief Executive Officer

GT SOLAR HOLDINGS, LLC

By: OCM/GFI Power Opportunities Fund II L.P.
Its: Managing Member

By: OCM Power Opportunities Fund II GP, L.P.
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: General Partner

By:	/s/ IAN SCHAPIRO
Name: Ian Schapiro
Title: Managing Director

By:	/s/ R. CHAD VAN SWEDEN
Name: R. Chad Van Sweden
Title: Vice President

By: OCM/GFI Power Opportunities Fund II (Cayman), L.P.
Its: Managing Member

By: OCM Power Opportunities Fund II GP (Cayman) Ltd.
Its: General Partner

By: OCM Power Opportunities Fund II GP, L.P.
Its: Director

By: Oaktree Fund GP I, L.P.
Its: General Partner

By:	/s/ IAN SCHAPIRO
Name: Ian Schapiro
Title: Managing Director

By:	/s/ R. CHAD VAN SWEDEN
Name: R. Chad Van Sweden
Title: Vice President

[Signature Page to Stock Purchase Agreement]

Schedule I

Ownership of Shares

Entity	Number of Shares of Common Stock
GT Solar Holdings, LLC	51,138,149

Schedule II

Shares to be Repurchased

Entity	Share Classification	Number of Shares of Common Stock	Repurchase Consideration
GT Solar Holdings, LLC	Firm Shares	26,500,000	$203,004,668
	Incremental Shares	0	$0
	Total Shares	26,500,000	$203,004,668